UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2014

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Johns Creek, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2014, the Board of Directors of Piedmont Office Realty Trust, Inc. (the "Registrant" or the "Corporation") amended the Registrant's Corporate Governance Guidelines to limit a non-employee director's term of service to 15 years (the "Term Limits"). The Term Limits provide that the Board of Directors will not nominate for re-election any non-employee director who has served 15 years or more prior to the applicable election, subject to exceptions granted by the Board of Directors. The text of the Corporate Governance Guidelines, as amended, is available on the Corporation's website: www.piedmontreit.com/corporate-governance. The Board of Directors further determined that it is in the best interest of the Corporation to provide for a transition period in implementing the Term Limits, with respect to Mr. Donald S. Moss and Mr. William H. Keogler, Jr., each of whom have served on the Corporation's Board of Directors in excess of 15 years. As a result, on July 30, 2014, Mr. Moss provided notice of his resignation from the Board of Directors, effective as of December 31, 2014, and the Board of Directors exempted Mr. Keogler from the operation of the Term Limits until September 30, 2015; provided however that, in the event the Board determines to nominate Mr. Keogler for election at the 2015 annual meeting of stockholders, Mr. Keogler submits, concurrent with any such nomination, a resignation from the Board effective no later than September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Dated: August 4, 2014	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President